Exhibit 5.2

Partners:	Wilbert NEO, Joyce S.C. NG, Arthur J. CHAN, Kelvin K.H. SIU

Your reference:

Our reference: WN/24053

[Date]

BY EMAIL AND BY POST

Ultra High Point Holdings Limited

Harneys Fiduciary (Cayman) Limited,

4th Floor, Harbour Place,

103 South Church Street,

P.O. Box 10240,

Grand Cayman KY1-1002, Cayman Islands

Strictly Private and Confidential

Dear Sirs

Re: Ultra High Point Limited (“Ultra High Point”), Grandwon International Limited (“Grandwon”), Sun Pacific Link Limited (“Sun Pacific”), Thingsocket Solutions Limited (“Thingsocket”) and Clinic First Limited (“Clinic First”) (collectively, the “Companies”)

A.	INTRODUCTION

We are a firm of lawyers qualified to practise law in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). We have been requested by Ultra High Point Holdings Limited (“Listco”) to provide a legal opinion on the Companies in relation to the proposed listing of the shares of the Listco on the Nasdaq Capital Market.

Please note that unless the context requires otherwise or the contrary is stated, all references to dollars in this opinion shall mean Hong Kong dollars.

B.	SCOPE OF OPINION

We have been asked to provide this legal opinion on the laws of Hong Kong to covering various aspects concerning the each of the Companies, including, among others, certain corporate matters, licence, insurance, litigation (including winding-up proceedings), employment, tax filing and compliance with Hong Kong laws of each of the Companies from 1 April 2023 up to 30 June 2025 (the “Track Record Period”).

We are qualified to advise on matters of Hong Kong law and our opinion relates solely to Hong Kong law in force as at the date hereof and as currently applied by the Hong Kong courts and relevant authorities in Hong Kong. We have made no investigation of the laws of any other jurisdiction, and we do not express or imply any opinion as to any other law. We express no opinion as to matters of fact and express no opinion with respect to the commercial terms of the arrangement and transactions being the subject of this opinion. If a question arises in relation to a cross-border transaction, it may not be the Hong Kong courts which decide that question and Hong Kong law may not be used to settle it. We express no opinion on, and have taken no account of, the laws of any jurisdiction other than Hong Kong.  In particular, we express no opinion on the effect of the Transaction Documents.

Our opinion is limited to the matters expressly stated in part E, and it is not to be extended by implication.  In particular, we express no opinion on the accuracy of the assumptions contained in part D.  Each statement which has the effect of limiting our opinion is independent of any other such statement and is not to be impliedly restricted by it.  Paragraph headings are to be ignored when construing this opinion.

We expressly disclaim any obligations to advise you of facts, circumstances, events or developments which we are not aware of and may hereafter be brought to our attention and which would alter, affect or modify the opinion expressed herein.

This opinion is limited to the matters stated herein and does not extend to and is not to be read as extending by implication to any other matter in connection with each of the Companies or otherwise.

C.	DOCUMENTS EXAMINED

For the purpose of preparing this opinion, we have reviewed and examined the documents set out in the Schedule hereto (the “Documents” or “HK Law Documents”). In addition to the Documents, we have reviewed and examined the following:-

(1)	results of searches carried out by us on 23 September 2025 against the records of each of the Companies as kept at the Companies Registry in Hong Kong (“Company Searches”);

(2)	results of winding up searches carried out on 23 September 2025 against the publicly available records at the Official Receiver’s Office in Hong Kong in respect of each of the Companies;

(3)	business registration search carried out by us on 23 September 2025 at the Business Registration Office of the Inland Revenue Department of Hong Kong in respect of each of the Companies; and

(4)	results of searches for trademarks, patents and designs carried out at the Online Search System of the Intellectual Property Department of Hong Kong against each of the Companies as applicant / owner on 23 September 2025 (“IP Search Results”).

(The searches above are collectively referred to herein as the “Searches”.)

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D.	BASES AND ASSUMPTIONS

This opinion should not be relied upon in any other manner other than for the purpose of giving an opinion to the Companies. Other than the Listco, no other person or entity may use or rely on this opinion and we do not owe a duty of care (whether by contract, tort, equity or otherwise) to any other person in respect of it other than the Listco.

This opinion is not a thorough investigation and review of every aspect of the operations of the Companies, of every term of each contract to which any of the Companies is a party and of every matter, word or representation that is contained or may be deduced from the Documents, and, as such, should not be treated and relied on as revealing or capable of revealing all necessary information and matters, in particular all legal issues and problems to which the Companies may be subject.

We endeavoured to plan our due diligence exercise so that we had a reasonable expectation of detecting any irregularities or unusual items in the Documents, if anything unusual did come to our notice or attention during the course of our review of the Documents which we think should be brought to your attention, we shall draw your attention to it in this opinion.

Our legal review has been undertaken on the following basis:-

(i)	The legal review has focused on a review of the Documents and the Searches which themselves may not contain all the information which may be relevant to the Companies.

(ii)	We have assumed that the Documents comprise of all the information and materials in existence which are relevant to the Companies and unless otherwise indicated we have made no enquiry to ascertain whether all relevant documents and records have been supplied to us.

(iii)	We have relied solely on the Documents (excluding the documents mentioned therein) and the Searches, assuming that the Documents and all the information supplied by the Companies which have bearing on any of the Documents were, when supplied, and continue to be true, accurate and not misleading and that the details or information revealed in the Searches are up to date at the date of this opinion and have been properly and accurately recorded in the relevant public registers from which results of such relevant searches were obtained and accordingly we have not independently verified the Documents nor any of the information supplied or revealed in the Documents and the Searches.

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(iv)	We have assumed that each of the Documents is up to date, accurate, in full force and effect and has not been terminated or amended without expressly stating so therein or without our knowledge and that the information provided by the Searches is complete, accurate and up-to-date.

(v)	We have assumed that all copies of Documents reviewed by us conform to the originals and we have assumed the genuineness of all signatures and company seals and chops.

(vi)	The resolutions of the Companies referred in Schedule 1 were duly passed by the directors concerned in good faith and in the interests of that company and are in full force and effect without modification.

(vii)	The Companies are commercial enterprises with commercial objectives and are not an agent or instrument or otherwise controlled by or affiliated with any state or government and are not a state or part of a state or government.

(viii)	We have assumed that each contracting party to a Document has the right, power and authority and has taken all actions necessary to execute and deliver, and to exercise its rights and perform its obligations under the relevant Document.

(ix)	Except where it has been expressly brought to our attention or is apparent from the face of the relevant Documents that a Document has been amended but copies of agreements or composites of agreements incorporating subsequent amendments have not been provided, we have assumed that such agreements are subsisting, complete and include all amendments or alterations to such agreements.

(x)	We have not reviewed any financial, taxation, accounting or technological matters.

(xi)	The entering into of the Documents (which constitute contract or agreement) by the parties named therein is in the commercial benefit of such parties.

(xii)	The Documents (where applicable) were executed on behalf of the Companies by its duly authorised personnel.

(xiii)	We have not conducted or instructed any person to conduct on our behalf any further searches since the respective dates of the Searches, and we have assumed that further searches would not reveal any circumstances or information which would require an amendment to this opinion.

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E.	OPINION

1.	CORPORATE MATTERS

1.1.	Corporate Structure and Information

Subject to the assumptions and the qualifications as stated in this legal opinion, and based on the register of members of each of the Companies, the register of directors of each of the Companies and the Searches, the particulars of each of the Companies are set out hereinbelow:-

1.1.1	Ultra High Point

The current corporate structure of Ultra High Point Limited is as follows:

Company Name	:	Ultra High Point Limited (極高點有限公司)

Former Names	:

GM5 Technology Limited (from 6 April 2009 to 18 November 2009); Ewell Hong Kong Limited (from 19 November 2009 to 9 November 2017); and Ewell Hong Kong Limited (醫惠香港有限公司) (from 10 November 2017 to 3 July 2024)

Place of Incorporation	:	Hong Kong

Date of Incorporation	:	6 April 2009

Company Status	:	Private company limited by shares

Business Registration Number	:	50546927

Registered Office	:	Unit 707, 7/F., Lakeside 1, Phase 2, No.8 Science Park West Avenue, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong

Principal Place of Business	:	Unit 707, 7/F., Lakeside 1, Phase 2, No.8 Science Park West Avenue, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong

Number of Issued Shares	:	10,000,000 ordinary shares

Issued and Paid-Up Share Capital	:	HK$48,000,000

Current Director (based on the Register of Directors of Ultra High Point)	:	YU Chi Tat Dennis

Company Secretary	:	Treasure Current Limited

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1.1.2	Grandwon

The current corporate structure of Grandwon International Limited is as follows:

Company Name	:	Grandwon International Limited (廣聞國際有限公司)

Former Name	:	N/A

Place of Incorporation	:	Hong Kong

Date of Incorporation	:	23 March 2020

Company Status	:	Private company limited by shares

Business Registration Number	:	71702613

Registered Office	:	Unit 707, 7/F., Lakeside 1, Phase 2, No.8 Science Park West Avenue, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong

Principal Place of Business	:	Unit 707, 7/F., Lakeside 1, Phase 2, No.8 Science Park West Avenue, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong

Number of Issued Shares	:	2,010,000 ordinary shares

Issued and Paid-Up Share Capital	:	HK$2,010,000

Current Director (based on the Register of Directors of Grandwon)	:	YU Chi Tat Dennis

Company Secretary	:	Treasure Current Limited

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1.1.3	Sun Pacific

The current corporate structure of Sun Pacific Link Limited is as follows:

Company Name	:	Sun Pacific Link Limited

Former Name	:	Sun Pacific Link Limited (信達美房地產有限公司) (from 17 November 2015 to 17 September 2018)

Place of Incorporation	:	Hong Kong

Date of Incorporation	:	17 November 2015

Company Status	:	Private company limited by shares

Business Registration Number	:	65469477

Registered Office	:	Unit 707, 7/F., Lakeside 1, Phase 2, No.8 Science Park West Avenue, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong

Principal Place of Business	:	Unit 707, 7/F., Lakeside 1, Phase 2, No.8 Science Park West Avenue, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong

Number of Issued Shares	:	1,500,000 ordinary shares

Issued and Paid-Up Share Capital	:	HK$1,500,000

Current Director (based on the Register of Directors of Sun Pacific)	:	YU Chi Tat Dennis

Company Secretary	:	Treasure Current Limited

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1.1.4	Thingsocket

The current corporate structure of Thingsocket Solutions Limited is as follows:

Company Name	:	Thingsocket Solutions Limited (網智物聯有限公司)

Former Names	:	AirDefense China Limited (中天科研有限公司) (from 1 April 2005 to 21 June 2005); and UniNet InfoSystem Limited (寰宇訊息有限公司) (from 21 June 2005 to 4 July 2024)

Place of Incorporation	:	Hong Kong

Date of Incorporation	:	1 April 2005

Company Status	:	Private company limited by shares

Business Registration Number	:	35482663

Registered Office	:	Unit 707, 7/F., Lakeside 1, Phase 2, No.8 Science Park West Avenue, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong

Principal Place of Business	:	Unit 707, 7/F., Lakeside 1, Phase 2, No.8 Science Park West Avenue, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong

Number of Issued Shares	:	200,000 ordinary shares

Issued and Paid-Up Share Capital	:	HK$200,000

Current Director (based on the Register of Directors of Thingsocket)	:	YU Chi Tat Dennis

Company Secretary	:	Treasure Current Limited

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1.1.5	Clinic First

The current corporate structure of Clinic First Limited is as follows:

Company Name	:	CLINIC FIRST LIMITED

Former Name	:	N/A

Place of Incorporation	:	Hong Kong

Date of Incorporation	:	20 February 2017

Company Status	:	Private company limited by shares

Business Registration Number	:	67264792

Registered Office	:	Unit C, 4/F., China Insurance Building, 48 Cameron Road, Tsim Sha Tsui, Kowloon

Principal Place of Business	:	Unit C, 4/F., China Insurance Building, 48 Cameron Road, Tsim Sha Tsui, Kowloon

Number of Issued Shares	:	50,000 ordinary shares

Issued and Paid-Up Share Capital	:	HK$1,530,000

Current Directors (based on the Register of Directors of Clinic First)	:	CHOI Ho Chong YU Chi Tat Dennis

Company Secretary	:	CHOI Ho Chong

1.2.	Memorandum and articles of association

1.2.1	Ultra High Point

Based solely on the Documents, the articles of association were duly registered with the Companies Registry of Hong Kong upon incorporation. The articles of association have not been amended since Ultra High Point’s incorporation.

Subject to the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) (“Companies Ordinance”), the articles of association of Ultra High Point do not contain any unusual provisions that affect the voting rights of its shareholders.

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Pursuant to section 11 of the Companies Ordinance, inter alia, a private company must by its articles restrict a member’s right to transfer shares. In this respect, article 2(a) of the articles of association provides that no invitation shall be issued to the public to subscribe for any shares or debentures of Ultra High Point; and article 4 provides that the directors may in their absolute discretion refuse to register the transfer of a share. Accordingly, transfer of shares in Ultra High Point by its shareholders shall be approved by its directors.

Subject to the requirements under the Companies Ordinance, the articles of association of Ultra High Point do not contain any unusual provision that affects the declaration of, or payment of dividends to, shareholders.

Ultra High Point has the corporate power to carry on its business in the manner as currently conducted by it within the scope permitted under their articles of association and business licences, if any.

1.2.2	Grandwon

Based solely on the Documents, the articles of association were duly registered with the Companies Registry of Hong Kong upon incorporation. The articles of association have not been amended since Grandwon’s incorporation.

Subject to the Companies Ordinance, the articles of association of Grandwon do not contain any unusual provisions that affect the voting rights of its shareholders.

Pursuant to section 11 of the Companies Ordinance, inter alia, a private company must by its articles restrict a member’s right to transfer shares. In this respect, article 2(a) of the articles of association provides that no invitation shall be issued to the public to subscribe for any shares or debentures of Grandwon; and article 6 provides that the directors may in their absolute discretion refuse to register the transfer of a share. Accordingly, transfer of shares in Grandwon by its shareholders shall be approved by its directors.

Subject to the requirements under the Companies Ordinance, the articles of association of Grandwon do not contain any unusual provision that affects the declaration of, or payment of dividends to, shareholders.

Grandwon has the corporate power to carry on its business in the manner as currently conducted by it within the scope permitted under their articles of association and business licences, if any.

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1.2.3	Sun Pacific

Based solely on the Documents, the articles of association were duly registered with the Companies Registry of Hong Kong upon incorporation. The articles of association have not been amended since Sun Pacific’s incorporation.

Subject to the Companies Ordinance, the articles of association do not contain any unusual provisions that affect the voting rights of its shareholders.

Pursuant to section 11 of the Companies Ordinance, inter alia, a private company must by its articles restrict a member’s right to transfer shares. In this respect, article 2(1)(c) of the articles of association provides that no invitation shall be issued to the public to subscribe for any shares or debentures of Sun Pacific; and articles 2(2) and 55 provide that the directors may in their absolute discretion refuse to register the transfer of a share. Accordingly, transfer of shares in Sun Pacific by its shareholders shall be approved by its directors.

Subject to the requirements under the Companies Ordinance, the articles of association do not contain any unusual provision that affects the declaration of, or payment of dividends to, shareholders.

Sun Pacific has the corporate power to carry on its business in the manner as currently conducted by it within the scope permitted under their articles of association and business licences, if any.

1.2.4	Thingsocket

Based solely on the Documents, the articles of association were duly registered with the Companies Registry of Hong Kong upon incorporation. The articles of association have not been amended since Thingsocket’s incorporation.

Subject to the Companies Ordinance, the articles of association do not contain any unusual provisions that affect the voting rights of its shareholders.

Pursuant to section 11 of the Companies Ordinance, inter alia, a private company must by its articles restrict a member’s right to transfer shares. In this respect, article 8(c) of the articles of association provides that no invitation shall be issued to the public to subscribe for any shares or debentures Thingsocket; and article 36 provides that the directors may in their absolute discretion refuse to register the transfer of a share. Accordingly, transfer of shares in Thingsocket by its shareholders shall be approved by its directors.

Subject to the requirements under the Companies Ordinance, the articles of association do not contain any unusual provision that affects the declaration of, or payment of dividends to, shareholders.

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Thingsocket has the corporate power to carry on its business in the manner as currently conducted by it within the scope permitted under their articles of association and business licences, if any.

1.2.5	Clinic First

Based solely on the Documents, the articles of association were duly registered with the Companies Registry of Hong Kong upon incorporation. The articles of association have not been amended since Clinic First’s incorporation.

Subject to the Companies Ordinance, the articles of association do not contain any unusual provisions that affect the voting rights of its shareholders.

Pursuant to section 11 of the Companies Ordinance, inter alia, a private company must by its articles restrict a member’s right to transfer shares. In this respect, article 2(1)(c) of the articles of association provides that no invitation shall be issued to the public to subscribe for any shares or debentures of Clinic First; and articles 2(2) and 55 provide that the directors may in their absolute discretion refuse to register the transfer of a share. Accordingly, transfer of shares in Clinic First by its shareholders shall be approved by its directors.

Subject to the requirements under the Companies Ordinance, the articles of association do not contain any unusual provision that affects the declaration of, or payment of dividends to, shareholders.

Clinic First has the corporate power to carry on its business in the manner as currently conducted by it within the scope permitted under their articles of association and business licences, if any.

1.3.	Due Incorporation

1.3.1	Ultra High Point

Based on the Searches, Ultra High Point is a company with limited liability duly incorporated and validly existing under the laws of Hong Kong and is in continuing registration with the Companies Registry of Hong Kong. Ultra High Point can sue and be sued in its own name in the courts of Hong Kong and under the laws of Hong Kong to the extent that the courts of Hong Kong have or assume jurisdiction and the Hong Kong courts do not exercise their discretion to stay any such proceedings.

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1.3.1	Grandwon

Based on the Searches, Grandwon is a company with limited liability duly incorporated and validly existing under the laws of Hong Kong and is in continuing registration with the Companies Registry of Hong Kong. Grandwon can sue and be sued in its own name in the courts of Hong Kong and under the laws of Hong Kong to the extent that the courts of Hong Kong have or assume jurisdiction and the Hong Kong courts do not exercise their discretion to stay any such proceedings.

1.3.3	Sun Pacific

Based on the Searches, Sun Pacific is a company with limited liability duly incorporated and validly existing under the laws of Hong Kong and is in continuing registration with the Companies Registry of Hong Kong. Sun Pacific can sue and be sued in its own name in the courts of Hong Kong and under the laws of Hong Kong to the extent that the courts of Hong Kong have or assume jurisdiction and the Hong Kong courts do not exercise their discretion to stay any such proceedings.

1.3.4	Thingsocket

Based on the Searches, Thingsocket is a company with limited liability duly incorporated and validly existing under the laws of Hong Kong and is in continuing registration with the Companies Registry of Hong Kong. Thingsocket can sue and be sued in its own name in the courts of Hong Kong and under the laws of Hong Kong to the extent that the courts of Hong Kong have or assume jurisdiction and the Hong Kong courts do not exercise their discretion to stay any such proceedings.

1.3.5	Clinic First

Based on the Searches, Clinic First is a company with limited liability duly incorporated and validly existing under the laws of Hong Kong and is in continuing registration with the Companies Registry of Hong Kong. Clinic First can sue and be sued in its own name in the courts of Hong Kong and under the laws of Hong Kong to the extent that the courts of Hong Kong have or assume jurisdiction and the Hong Kong courts do not exercise their discretion to stay any such proceedings.

1.4.	Shareholder(s)

1.4.1	Ultra High Point

Based solely on our review of the Documents [and Ultra High Point’s confirmation provided to us], at the commencement of the Track Record Period, Ultra Hight Point was held as to 28% by Mr. Yu Chi Tat Dennis (2,800,000 shares) and 72% by Century (Hong Kong) International Limited (7,200,000 shares). On 21 July 2023, Century (Hong Kong) International Limited transferred its 7,200,000 shares in Ultra High Point to JL Investments Capital Limited. On 24 July 2023, Mr. Yu Chi Tat Dennis transferred his 2,800,000 shares in Ultra High Point to Maxway Enterprises Limited. Also on 24 July 2023, JL Investments Capital Limited transferred its 7,200,000 shares in Ultra High Point to Maxway Enterprises Limited. On 2 May 2025, Maxway Enterprises Limited transferred its entire shareholding in Ultra High Point to CareQuartz Limited. As of the date of this opinion, Ultra High Point is wholly-owned by CareQuartz Limited, a company incorporated in the British Virgin Islands with limited liability.

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Name and Address of current Shareholder(s)	Class of Shares (including Shareholder Rights)	Number of Shares	Share Percentage or Proportion of Voting Power (if different)
CareQuartz Limited	Ordinary	10,000,000	100%

Based solely on our review of the register of members dated [*] of Ultra High Point, the abovenamed shareholder is the current registered holder and the current legal owner of all the issued shares in Ultra High Point and is entitled to the equity of Ultra High Point and the rights and interests attached thereto.

Based solely on our review of the Documents [and Ultra High Point’s confirmation provided to us], the shareholder’s interest in Ultra High Point is free from any encumbrances such as mortgage, lien, pledge, charge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, third-party right, instruction or any other encumbrance or condition whatsoever as at the date of this opinion.

[Based solely on Ultra High Point’s confirmation provided to us], Ultra Hight Point as charger has recorded several charges over securities and deposits in favour of The Hongkong and Shanghai Baking Corporation Limited.

Based solely on our review of the Documents, there is only one class of shares for Ultra High Point, i.e. ordinary shares with the same voting rights. There is no nominee, voting or trust arrangements in relation to the shares of Ultra High Point.

1.4.2	Grandwon

Based solely on our review of the Documents [and Grandwon’s confirmation provided to us], at the commencement of the Track Record Period, Grandwon was wholly-owned by Mr. Yu Chi Tat Dennis. On 20 March 2024, Mr. Yu Chi Tat Dennis transferred his entire 10,000 shares in Grandwon to Mr. Kwan Wai Lim. On 27 March 2024, Mr. Kwan Wai Lim transferred his entire 10,000 shares in Grandwon to Ultra High Point. As of the date of this opinion, Grandwon is wholly-owned by Ultra High Point.

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Name and Address of current Shareholder(s)	Class of Shares (including Shareholder Rights)	Number of Shares	Share Percentage or Proportion of Voting Power (if different)
Ultra High Point	Ordinary	10,000	100%

Based solely on our review of the register of members dated [*] of Grandwon, the abovenamed shareholder is the current registered holder and the current legal owner of all the issued shares in Grandwon and is entitled to the equity of Grandwon and the rights and interests attached thereto.

[Based solely on Grandwon’s confirmation provided to us], the shareholder’s interest in Grandwon is free from any encumbrances such as mortgage, lien, pledge, charge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, third-party right, instruction or any other encumbrance or condition whatsoever as at the date of this opinion.

Based solely on our review of the Documents, there is only one class of shares for Grandwon, i.e. ordinary shares with the same voting rights. There is no nominee, voting or trust arrangements in relation to the shares of Grandwon.

1.4.3	Sun Pacific

Based solely on our review of the Documents [and Sun Pacific’s confirmation provided to us], throughout the Track Record Period, Sun Pacific was wholly-owned by Ultra High Point. As of the date of this opinion, Sun Pacific is wholly-owned by Ultra High Point.

Name and Address of current Shareholder(s)	Class of Shares (including Shareholder Rights)	Number of Shares	Share Percentage or Proportion of Voting Power (if different)
Ultra High Point	Ordinary	1,500,000	100%

Based solely on our review of the register of members dated [*] of Sun Pacific, the abovenamed shareholder is the current registered holder and the current legal owner of all the issued shares in Sun Pacific and is entitled to the equity of Sun Pacific and the rights and interests attached thereto.

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Based solely on Sun Pacific’s confirmation provided to us], the shareholder’s interest in Sun Pacific is free from any encumbrances such as mortgage, lien, pledge, charge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, third-party right, instruction or any other encumbrance or condition whatsoever as at the date of this opinion.

Based solely on our review of the Documents, there is only one class of shares for Sun Pacific, i.e. ordinary shares with the same voting rights. There is no nominee, voting or trust arrangements in relation to the shares of Sun Pacific.

1.4.4	Thingsocket

Based solely on our review of the Documents [and Thingsocket’s confirmation provided to us], at the commencement of the Track Record Period, Thingsocket was wholly-owned by Future Dimension Holdings Limited, a company incorporated in the British Virgin Islands. On 14 July 2023, Future Dimension Holdings Limited transferred its 98,000 shares to Maxway Enterprises Limited. On 28 March 2024, Future Dimension Holdings Limited transferred its remaining 102,000 shares in Thingsocket to Ultra High Point. As of the date of this opinion, Thingsocket is owned as to 49% by Maxway Enterprises Limited and 51% by Ultra High Point.

Name and Address of current Shareholder(s)	Class of Shares (including Shareholder Rights)	Number of Shares	Share Percentage or Proportion of Voting Power (if different)
Ultra High Point	Ordinary	102,000	51%
Maxway Enterprises Limited	Ordinary	98,000	49%

Based solely on our review of the register of members dated [*] of Thingsocket, the abovenamed shareholders are the current registered holders and the current legal owners of all the issued shares in Thingsocket and are entitled to the equity of Thingsocket and the rights and interests attached thereto.

[Based solely on Thingsocket’s confirmation provided to us], the shareholders’ interest in Thingsocket is free from any encumbrances such as mortgage, lien, pledge, charge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, third-party right, instruction or any other encumbrance or condition whatsoever as at the date of this opinion.

Based solely on our review of the Documents, there is only one class of shares for Thingsocket, i.e. ordinary shares with the same voting rights. There is no nominee, voting or trust arrangements in relation to the shares of Thingsocket.

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1.5.	Dividends

Based solely on the Documents and [Ultra High Points’s Confirmation], save as disclosed in the prospectus to be issued by the Listco, the parent company of the Companies, in relation to its proposed listing on the Nasdaq Capital Market, no other dividends have been declared or made by any of the Companies during the Track Record Period. Based on the articles of association of each of the Companies, none of them is currently prohibited from paying or declaring any dividends or other distribution or any withholding tax.

Under Hong Kong laws, all dividends and other distributions declared and payable on the shares of the company in accordance with the Companies Ordinance may be paid or distributed to holders of such shares, and such dividends and other distribution made to holders of such shares are, as of the date hereof, not subject to withholding or other taxes and are otherwise free and clear of any other duty, withholding or deduction under the laws of Hong Kong, and may be paid without obtaining any approval from any governmental authority in Hong Kong. Save and except that a distribution may only be made by each of the Companies out of profits in accordance with the Companies Ordinance and the articles of association, there is no general restriction against payment of dividends, making of distributions, repayment of loans, or transfer of property and assets to any third party by each of the Companies under the laws of Hong Kong or the articles of association. Dividends or distributions may be paid in Hong Kong dollars and may be converted into other foreign currency and transferred out of Hong Kong. There is no exchange control legislation under Hong Kong laws.

1.6.	Encumbrances

1.6.1	Ultra High Point

Based solely on our review the register of charges of Ultra High Point, the Searches and [Ultra High Point’s confirmation] provided to us, there are registered charges over the receivables of Ultra High Point in favour of The Hongkong and Shanghai Banking Corporation Limited.

1.6.2	Grandwon

Based solely on our review the register of charges of Grandwon, the Searches and [Grandwon’s confirmation] provided to us, there is no registered charges over the securities or assets of Grandwon.

1.6.2	Sun Pacific

Based solely on our review the register of charges of Sun Pacific, the Searches and [Sun Pacific’s confirmation] provided to us, there is no registered charges over the securities or assets of Sun Pacific.

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1.6.2	Thingsocket

Based solely on our review the register of charges of Thingsocket, the Searches and [Thingsocket’s confirmation] provided to us, there is no registered charges over the securities or assets of Thingsocket.

2.	PRINCIPAL ACTIVITY AND LICENCE AND CONSENTS

2.1	Ultra High Point

Ultra High Point has obtained the following business registration certificates during the Track Record Period for its business carried out in Hong Kong. Details of the business registration certificates during the Track Record Period are as follows:

Business Name	Address	Nature of Business	Effective Period
Ultra High Point Limited	Flat 707, 7/F, Lakeside 1, Phase 2, 8 Science Park West Avenue, Pak Shek Kok, N.T., Hong Kong	System & Solution Consultancy & Investment Holding	6 April 2024 – 5 April 2025
Ewell Hong Kong Limited	Flat 707, 7/F, Lakeside 1, Phase 2, 8 Science Park West Avenue, Pak Shek Kok, N.T., Hong Kong	System & Solution Consultancy & Investment Holding	6 April 2024 – 5 April 2025
Ewell Hong Kong Limited	Flat 707, 7/F, Lakeside 1, Phase 2, 8 Science Park West Avenue, Pak Shek Kok, N.T., Hong Kong	System & Solution Consultancy & Investment Holding	6 April 2023 – 5 April 2024
Ewell Hong Kong Limited	Flat 707, 7/F, Lakeside 1, Phase 2, 8 Science Park West Avenue, Pak Shek Kok, N.T., Hong Kong	System & Solution Consultancy & Investment Holding	6 April 2022 – 5 April 2023

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Based solely on our review of the Documents, save for the business registration in accordance with the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) (“Business Registration Ordinance”), with which Ultra High Point has duly complied in all material respects, Ultra High Point is not required to obtain any other material permit, licence or approval in Hong Kong in order to engage in the provision of system and solution and consultancy businesses.

Based solely on our review of the Documents, the current business registration certificate covering the period from 6 April 2024 to 5 April 2025 is valid and has not expired, been varied or revoked and remains in full force and effect.

2.2	Grandwon

Grandwon has obtained the following business registration certificates during the Track Record Period for its business carried out in Hong Kong. Details of the business registration certificates during the Track Record Period are as follows:

Business Name	Address	Nature of Business	Effective Period
Grandwon International Limited	Flat 707, 7/F, Lakeside 1, Phase 2, 8 Science Park West Avenue, Pak Shek Kok, N.T., Hong Kong	Trading of electronic products and provision of services	23 March 2025 – 22 March 2026
Grandwon International Limited	Flat 707, 7/F, Lakeside 1, Phase 2, 8 Science Park West Avenue, Pak Shek Kok, N.T., Hong Kong	Trading of electronic products and provision of services	23 March 2024 – 22 March 2025
Grandwon International Limited	Flat 603, 6/F, New Lee Wah Centre, 88 Tokwawan Road, Kowloon, Hong Kong	Trading of electronic products and provision of services	23 March 2023 – 22 March 2024

Based solely on our review of the Documents, save for the business registration in accordance with the Business Registration Ordinance, with which Grandwon has duly complied in all material respects, Grandwon is not required to obtain any other material permit, licence or approval in Hong Kong in order to engage in the provision of trading of electronic products and provision of services.

Based solely on our review of the Documents, the current business registration certificate covering the period from 23 March 2024 to 22 March 2026 is valid and has not expired, been varied or revoked and remains in full force and effect.

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2.3	Sun Pacific

Sun Pacific has obtained the following business registration certificates during the Track Record Period for its business carried out in Hong Kong. Details of the business registration certificates during the Track Record Period are as follows:

Business Name	Address	Nature of Business	Effective Period
Sun Pacific Link Limited	Flat 707, 7/F, Lakeside 1, Phase 2, 8 Science Park West Avenue, Pak Shek Kok, N.T., Hong Kong	Consultancy & Investment Holding	17 November 2024 – 16 November 2025
Sun Pacific Link Limited	Flat 707, 7/F, Lakeside 1, Phase 2, 8 Science Park West Avenue, Pak Shek Kok, N.T., Hong Kong	Consultancy & Investment Holding	17 November 2023 – 16 November 2024
Sun Pacific Link Limited	Flat 707, 7/F, Lakeside 1, Phase 2, 8 Science Park West Avenue, Pak Shek Kok, N.T., Hong Kong	Consultancy & Investment Holding	17 November 2022 – 16 November 2023

Based solely on our review of the Documents, save for the business registration in accordance with the Business Registration Ordinance, with which Sun Pacific has duly complied in all material respects, Sun Pacific is not required to obtain any other material permit, licence or approval in Hong Kong in order to engage in the provision of system and solution and consultancy services.

Based solely on our review of the Documents, the current business registration certificate covering the period from 17 November 2023 to 17 November 2025 is valid and has not expired, been varied or revoked and remains in full force and effect.

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2.4	Thingsocket

Thingsocket has obtained the following business registration certificates during the Track Record Period for its business carried out in Hong Kong. Details of the business registration certificates during the Track Record Period are as follows:

Business Name	Address	Nature of Business	Effective Period
Thingsocket Solutions Limited	Flat 707, 7/F, Lakeside 1, Phase 2, 8 Science Park West Avenue, Pak Shek Kok, N.T., Hong Kong	Trading Investment Consultation Manufacturing	1 April 2024 – 31 March 2025
UniNet InfoSystem Limited	Flat 707, 7/F, Lakeside 1, Phase 2, 8 Science Park West Avenue, Pak Shek Kok, N.T., Hong Kong	Trading Investment Consultation Manufacturing	1 April 2024 – 31 March 2025
UniNet InfoSystem Limited	Flat 813, 8/F., Data Technology Hub, 5 Chun Cheong Street, Tseung Kwan O, Hong Kong	Trading Investment Consultation Manufacturing	1 April 2023 – 31 March 2024

Based solely on our review of the Documents, save for the business registration in accordance with the Business Registration Ordinance, with which Thingsocket has duly complied in all material respects, Thingsocket is not required to obtain any other material permit, licence or approval in Hong Kong in order to engage in the provision of system and solution and consultancy services.

Based solely on our review of the Documents, the current business registration certificate covering the period from 1 April 2024 to 31 March 2025 is valid and has not expired, been varied or revoked and remains in full force and effect.

2.5	Clinic First

Clinic First has obtained the following business registration certificates during the Track Record Period for its business carried out in Hong Kong. Details of the business registration certificates during the Track Record Period are as follows:

Business Name	Address	Nature of Business	Effective Period
Clinic First Limited	Flat C, 4/F, China Insurance Building, 48 Cameron Road, Tsim Sha Tsui, Hong Kong	Corporate	20 February 2024 – 19 February 2025
Clinic First Limited	Flat C, 4/F, China Insurance Building, 48 Cameron Road, Tsim Sha Tsui, Hong Kong	Corporate	20 February 2023 – 19 February 2024

Based solely on our review of the Documents, save for the business registration in accordance with the Business Registration Ordinance, with which Clinic First has duly complied in all material respects, Clinic First is not required to obtain any other material permit, licence or approval in Hong Kong in order to engage in the provision of system and solution and consultancy services.

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Based solely on our review of the Documents, the current business registration certificate covering the period from 20 February 2024 to 19 February 2025 is valid and has not expired, been varied or revoked and remains in full force and effect.

3.	WINDING-UP

Based solely on our review of the Documents and the Searches and according to the best of our knowledge, there are:

(a)	no record of any order or resolution for the winding-up or any notice of the appointment of a receiver, administrator or liquidator in connection with the winding-up, dissolution or reorganisation of any of the Companies or its assets in Hong Kong, and no record of any petition for the winding-up against any of the Companies in Hong Kong; and

(b)	no steps having been taken or being taken to wind up or dissolve any of the Companies, appoint a receiver, administrator or liquidator in respect of the Companies or of its assets.

4.	INTELLECTUAL PROPERTY

According to the IP Search Results on trademarks, patents and designs, Ultra High Point and Thingsocket have respectively registered or applied for the registration of the following trademarks and patents in Hong Kong under the Intellectual Property Department:

Applicant / Registered owner	Trademark	Trademark number	Class	Status
Ewell Hong Kong Limited		306574014	42	Registered

Ewell Hong Kong Limited		306582286	42	Registered

UniNet InfoSystem Limited		305610924	9	Registered

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Applicant / Registered owner	Title of invention	Patent number	Classified to.	Status
Thingsocket	Method, system, storage medium and terminal device for assisting pharmacist in picking up medicine	HK30044168	G06F 19/00	Patent in force
Thingsocket	Management system supporting radio frequency identification	HK30044169	G06K 7/00	Patent in force

5.	EMPLOYMENT

5.1	Based solely on of the [confirmation from the each of the Companies], only Ultra High Point employed employees during the Track Record Period. We also understand that Clinic First operates independently. Therefore, other than Ultra High Point and excluding Clinic First, the other Companies have not employed any employee during the Track Record Period.

5.2 5.3	Employment contracts

The sample employment contract of Ultra High Point that is reviewed by us conforms with the requirements under the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (“Employment Ordinance”).

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5.4	Employee benefit

Retirement Pension Scheme

Based solely on the monthly notice of payment for the mandatory provident fund issued Manulife Provident Funds Trust Company Limited (“Manulife”) during the Track Record Period, Ultra High Point has enrolled its Hong Kong employees with the mandatory provident scheme provided by Manulife in compliance with the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“Mandatory Provident Fund Schemes Ordinance”).

Based solely on search conducted on the website of the Mandatory Provident Fund Schemes Authority, there was no criminal conviction and civil award/judgement records against any of the Companies as of 23 September 2025.

Compulsory Employees’ Compensation Insurance

According to section 40 of the Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (“Employees’ Compensation Ordinance”), no employer shall employ any employee in any employment unless there is in force a policy of insurance to cover their liabilities both under the Employees’ Compensation Ordinance and at common law for injuries at work in respect of all their employees, irrespective of the length of employment contract or working hours, full-time or part-time employment. If an employer fails to comply with the Employee’s Compensation Ordinance to secure an insurance cover, the employer commits an offence and is liable on conviction upon indictment to a maximum fine of HK$100,000 and imprisonment for two years; or on summary conviction to a maximum fine of HK$100,000 and imprisonment for 1 year.

Based solely on our review of the Documents and [Ultra High Point’s confirmation], Ultra High Point has taken out and maintained a valid employees’ compensation insurance for its employees during [the Track Record Period and up to the date of this Opinion.]

Based solely on [Ultra High Point’s confirmation], there were no claim made by any of its employees in respect of injuries sustained by the employees as a result of accident(s) arising out of and in the course of employment, or in respect of occupational diseases specified in the Employees’ Compensation Ordinance suffered by the employees during the Track Record Period.

6.	TAX FILING

6.1	Each of the Companies is subject to profits tax under Hong Kong laws in respect of its assessable profits arising in or derived from Hong Kong under the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong).

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6.2	Ultra High Point

Ultra High Point recorded net profits for the tax year ended 31 March 2024 and filed the profits tax return. As of the date of this opinion, Ultra High Point recorded net profits for the tax year ended 31 March 2024 and pending the assessment from the Inland Revenue Department.

6.3	Grandwon

Based solely on the [Grandwon’s confirmation], Grandwon has obtained exemption for filing profits tax returns dated 8 February 2022 as it recorded a loss for profits tax computation purpose for the tax year ended 31 March 2021. Since then, [Grandwon continued to record a net loss for tax purpose and did not file any tax notice to the Inland Revenue Department.]

6.4	Sun Pacific

Based solely on the [Sun Pacific’s confirmation], Sun Pacific has obtained exemption for filing profits tax returns dated 28 November 2022 as it recorded a loss for profits tax computation purpose for the tax year ended 31 March 2022. Since then, [Sun Pacific continued to record a net loss for tax purpose and did not file any tax notice to the Inland Revenue Department.]

6.5	Thingsocket

As of the date of this opinion, Thingsocket recorded net profits for the tax year ended 31 March 2024 and pending the assessment from the Inland Revenue Department.

6.6	There is no capital gains tax under the laws of Hong Kong. No taxes, fees or charges are payable (either by direct assessment or withholding) to the government or other taxing authority in Hong Kong under the laws of Hong Kong in respect of the payment of dividends and other distributions declared and payable to respective shareholders of each of the Companies.

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7.	PROPERTIES

7.1	Ultra High Point

Without reviewing the relevant resolutions or conducting any further investigation or search and based solely on our review of the Documents and [Ultra High Point’s confirmation], Ultra High Point has entered into following tenancy agreements which are governed under the laws of Hong Kong for its premises in Hong Kong:

No.	Location	Usage	Term	Landlord
1.	Unit 707, 7/F of Lakeside 1, Phase Two, Hong Kong Science Park, Pak Shek Kok, N.T., Hong Kong	Office	From 13 July 2021 to 12 July 2024	Hong Kong Science and Technology Parks Corporation

2.	Unit 707, 7/F of Building 8W, Phase two, Hong Kong Science Park, Pak Shek Kok, N.T., Hong Kong	Office	From 13 July 2024 to 12 July 2027	Hong Kong Science and Technology Parks Corporation

7.2	Grandwon

Without reviewing the relevant resolutions or conducting any further investigation or search and based solely on our review of the Documents and [Grandwon’s confirmation], Grandwon has not entered into any tenancy agreements

7.3	Sun Pacific

Without reviewing the relevant resolutions or conducting any further investigation or search and based solely on our review of the Documents and [Sun Pacific’s confirmation], Sun Pacific has not entered into any tenancy agreements

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7.4	Thingsocket

Without reviewing the relevant resolutions or conducting any further investigation or search and based solely on our review of the Documents and [Thingsocket’s confirmation], Thingsocket has entered into following tenancy agreements which are governed under the laws of Hong Kong for its premises in Hong Kong:

No.	Location	Usage	Term	Landlord
1.	Room 813, 8/F, Data Technology Hub, 5 Chun Cheong Street, Tseung Kwan O, Hong Kong	Office	1 March 2021 to 29 February 2024	Hong Kong Science and Technology Parks Corporation

8.	OFFERING DOCUMENTS

The statements in the Prospectus under the captions “Regulatory Environment” in so far as they purport to summarise the provisions of the laws of Hong Kong (save for those in relation to the provisions of the laws of the People’s Republic of China), are accurate in all material respects as at the date of this legal opinion and nothing material has been omitted from such statements which would make the same misleading in any material respect.

Ultra High Point is an indirect wholly-owned subsidiary of the Listco upon the completion of the reorganisation. As the public offering of the shares in the Listco is not in Hong Kong, and the Listco is not a company incorporated in Hong Kong, no permission or approval in Hong Kong is required for the share offering as at the date of this opinion.

9.	QUALIFICATIONS

9.1.	The opinions set out above are subject to the following qualifications, limitations and exceptions:

9.1.1.	the effect of any future amendment, alteration or adoption of any law, statute, rule, regulation or ordinance or of any future judicial interpretation thereof;

9.1.2.	under Hong Kong law, the availability of certain equitable remedies, such as injunction and specific performance, will be at the discretion of the court and a court might make an award of damages where specific performance of an obligation or some other equitable remedy is sought;

9.1.3.	the courts of Hong Kong will not enforce a judgment to an extent that the same may be contrary to public policy in Hong Kong;

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9.1.4.	where obligations are to be performed in a jurisdiction outside Hong Kong, they may not be enforceable under Hong Kong law to the extent that such performance would be illegal or contrary to public policy or exchange control regulations in that other jurisdiction;

9.1.5.	a certificate, determination, notification or opinion of or the exercise of any discretion by any person as to any matter provided for in any of the HK Law Documents might not be upheld by the courts of Hong Kong if it could be shown to have an unreasonable or arbitrary basis or to be manifestly inaccurate or fraudulent;

9.1.6.	a court in Hong Kong may refuse to give effect to a judgment in respect of costs of unsuccessful litigation brought before a court in Hong Kong or where the court has itself made an order for costs;

9.1.7.	enforcement of the obligations of the parties to the HK Law Documents in a Hong Kong court may be limited by prescription or lapse of time or by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, reconstruction or similar law affecting creditor’s right generally;

9.1.8.	we express no opinion as to whether any provision in any of the HK Law Documents purporting to waive or confer a right of set-off or similar right would be effective against a liquidator or creditor. In particular any rights of set-off contained in the HK Law Documents may be limited by the laws of the jurisdiction where the relevant credit balances are held;

9.1.9.	any provision of any of the HK Law Documents providing that certain calculation and/or certificates will be prima facie or conclusive and binding will not be effective if such calculation or certificates are erroneous on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party; where any party is vested with a discretion or may determine a matter in its opinion, Hong Kong law may require that the discretion be exercised reasonably or that the opinion be based on reasonable grounds;

9.1.10.	any currency indemnity provision of any of the HK Law Documents may not be enforceable in the Hong Kong courts in relation to any judgment delivered by any court and expressed in a currency other than that in which the relevant sum is payable;

9.1.11.	the severability of provisions of any of the HK Law Documents which are illegal, invalid or unenforceable is, as a matter of Hong Kong law, at the discretion of the court, accordingly, we express no opinion as to the enforceability or validity of any such clause of the HK Law Documents;

9.1.12.	proceedings in a Hong Kong court may be stayed if concurrent proceedings are being brought elsewhere;

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9.1.13.	a Hong Kong court may refuse to give effect to any undertaking for reimbursement or indemnity against expenses in respect of the costs of enforcement or of unsuccessful litigation brought before such a court;

9.1.14.	failure to exercise a right of action within the relevant limitation period prescribed by the Limitation Ordinance (Chapter 347 of the Laws of Hong Kong), will operate as a bar to the exercise of such right;

9.1.15.	failure to exercise a right promptly may operate as a waiver of that right notwithstanding a “no waiver” provision contained in the relevant clauses of any of the HK Law Documents;

9.1.16.	the exercise of remedies conferred by the HK Law Documents will be subject to general legal and equitable principles regarding the enforcement of security and general supervisory power and discretion of the courts of Hong Kong in the context thereof;

9.1.17.	any provision contained in any of the HK Law Documents which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to the HK Law Documents or any other person may be ineffective;

9.1.18.	the effectiveness of provisions excusing a party from a liability or duty otherwise owed may be limited by law;

9.1.19.	we express no opinion as to the priority of the security (if any) created by any of the HK Law Documents and whether such security constitutes a legal or equitable security interest;

9.1.20.	to be valid and effective, each choice of law in each HK Law Documents must be bona fide and the express choice of law will be disregarded if a Hong Kong court considers that the system of law has been chosen to evade the provisions of the legal system with which the HK Law Documents, determined objectively, are most closely connected;

9.1.21.	The law which governs a HK Law Document is not determinative of all issues which arise in connection with that HK Law Document. For instance:

a.	it may not be relevant to the determination of proprietary issues (such as those relating to security);

b.	rules which are mandatory (which includes public policy rules) in a jurisdiction which is connected with the contract or in the jurisdiction where the issue is decided may be applied regardless of the provisions of the HK Law Document; and

c.	in insolvency proceedings, the law governing those proceedings may override the law governing the contract.

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9.1.22.	The Hong Kong courts have a discretion to accept jurisdiction in an appropriate case even though there are the HK Law Documents that other courts have (exclusive or non-exclusive) jurisdiction.

9.1.23.	The jurisdiction of the Hong Kong courts in relation to insolvency matters is not dependent on the submission of the parties to the jurisdiction. The precise scope of that jurisdiction depends on the nature of the insolvency procedure in question.

9.1.24.	we express no view as to the commercial suitability of the HK Law Documents or of the provisions therein or the general compliance with market practice or any commercial aspects of such HK Law Documents;

9.1.25.	other than a charging order or lis pendens which shall have priority from the commencement of the day following the date of its registration with the Land Registry, the Land Registration Ordinance (Chapter 128 of the Laws of Hong Kong) (“Land Registration Ordinance”) grants priority to document registered within one month after the time of its execution. The Properties stated under Clause 7 under part E may therefore be subject to any document executed within one month on or before the date of the Land Search provided that such document is registered within the one month’s period mentioned in the Land Registration Ordinance;

9.1.26.	we have not carried out any site inspection of the Properties stated under Clause 7 under part E for the purpose of verifying their actual user, of which are based upon the information as supplied by the Companies;

9.1.27.	we have not inspected the Properties stated under Clause 7 under part E, neither have we made any enquiries with respect to physical state and condition of the same. We are not in a position to check if there is any illegal or unauthorized partitioning or division of the Properties stated under Clause 7 under part E, or any illegal or unauthorized structure, addition or alteration in or at or to the same. We are not in a position to check or verify the area and/or boundary of the Properties stated under Clause 7 under part E;

9.1.28.	to the extent that this opinion contains or refers to reports, opinions or memoranda from any other person, that person remains wholly and exclusively responsible for their contents and we have not carried out any independent verifications of their contents;

9.1.29.	this opinion is limited to Hong Kong law as in force and applied by the Hong Kong court as at the date of this opinion;

9.1.30.	the payment by the Companies of any dividends that they have declared may be prevented, and the priority of such payment may be limited, by bankruptcy, insolvency, liquidation, reorganisation, moratorium, reconstruction or similar laws, rules or regulations affecting creditors’ rights generally or by prescription or lapse of time;

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9.1.31.	the Searches are not capable of revealing whether or not a petition has been presented for the winding up of the Companies. The Searches are not conclusive about the status of the Companies. Moreover, notice of a winding up order made or a winding up resolution passed or a receiver appointed may not be filed at the Hong Kong Companies Registry or the Official Receiver’s Office of Hong Kong, immediately and, generally, the records of the Hong Kong Companies Registry and the Official Receiver’s Office of Hong Kong, which are available for searching may not be complete or up-to-date. In addition, certain types of proceedings such as (but without limitation) applications for injunctive relief may be commenced without filings being recorded and any action commenced in the District Court of Hong Kong or before any tribunal in Hong Kong is not recorded in the records of the High Court of Hong Kong; and

9.1.32.	no litigation search has been conducted.

10.	GOVERNING LAW

This opinion shall be governed by and construed in accordance with the laws of Hong Kong.

11.	DISCLOSURE

This opinion is addressed to you for your own use solely for the purpose stated at the beginning of this opinion. Without our prior written consent, this opinion may not be:

(i)	relied upon by you for any other purposes;

(ii)	relied upon by any other person or entity for any purpose; or

(iii)	copied, reproduced, quoted, referred to, disseminated or made available to any other person or entity, other than to any governmental authority having regulatory jurisdiction over you or the legal adviser to the addressee above or pursuant to an order or legal process of any court or governmental authority of competent jurisdiction.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement of the Listco and to the reference made to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

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NEO SOLICITORS LLP

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SCHEDULE I – LIST OF DOCUMENTS REVIEWED

A.	Ultra High Point Limited

No.	Document	Date of Document
1.	Certificate of Incorporation	6 April 2009
2.	Articles of Association	6 April 2009
3.	Documents downloaded from the Cyber Search Centre of the Integrated Companies Registry Information System	Various dates
4.	Business Registration Certificates	6 April 2021 to 5 April 2025(period covered)
5.	Register of Members	-
6.	Register of Directors	-
7.	Register of Charges	-
8.	Letter to the Inland Revenue Department in relation to profits tax assessment for the tax year 2022/2023	25 May 2023
9.	Letter to the Inland Revenue Department in relation to submission of profits tax return for the year 2023/2024	[*]
10.	Confirmation from Ultra High Point duly signed by its director (“Ultra High Point’s Confirmation”)	[*]

B.	Grandwon International Limited

No.	Document	Date of Document
11.	Certificate of Incorporation	23 March 2020
12.	Articles of Association	23 March 2020
13.	Documents downloaded from the Cyber Search Centre of the Integrated Companies Registry Information System	Various dates
14.	Business Registration Certificates	23 March 2022 to 22 March 2025 (period covered)
15.	Register of Members	-
16.	Register of Directors	-
17.	Register of Charges	-
18.	Letter from the Inland Revenue Department in relation to profits tax return	8 February 2022
19.	Confirmation from Grandwon duly signed by its director (“Grandwon’s Confirmation”)	[*]

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C.	Sun Pacific Link Limited

No.	Document	Date of Document
20.	Certificate of Incorporation	17 November 2015
21.	Articles of Association	17 November 2015
22.	Documents downloaded from the Cyber Search Centre of the Integrated Companies Registry Information System	Various dates
23.	Business Registration Certificates	17 November 2021 to 16 November 2024 (period covered)
24.	Register of Members	-
25.	Register of Directors	-
26.	Register of Charges	-
27.	Letter from the Inland Revenue Department in relation to profits tax return	28 November 2022
28.	Confirmation from Sun Pacific duly signed by its director (“Sun Pacific’s Confirmation”)	[*]

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D.	Thingsocket Solutions Limited

No.	Document	Date of Document
29.	Certificate of Incorporation	1 April 2005
30.	Articles of Association	1 April 2005
31.	Documents downloaded from the Cyber Search Centre of the Integrated Companies Registry Information System	Various dates
32.	Business Registration Certificates	1 April 2022 to 31 March 2025 (period covered)
33.	Register of Members	-
34.	Register of Directors	-
35.	Register of Charges	-
36.	Profits Tax return for the tax year 2023	28 August 2023
37.	Profits Tax assessment for the tax year 2023	9 April 2024
38.	Confirmation from Thingsocket duly signed by its director (“Thingsocket’s Confirmation”)	[*]

E.	Clinic First Limited

No.	Document	Date of Document

39.	Certificate of Incorporation	20 February 2017
40.	Articles of Association	20 February 2017
41.	Documents downloaded from the Cyber Search Centre of the Integrated Companies Registry Information System	Various dates
42.	Business Registration Certificates	20 February 2022 to 19 February 2025 (period covered)
43.	Register of Members	-
44.	Register of Directors	-
45.	Register of Charges	-
46.	Confirmation from Clinic First duly signed by its directors (“Clinic First’s Confirmation”)	[*]

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